EXHIBIT 77H

For Columbia Inflation Protected Securities Fund:

During the six month period ended January 31, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, Columbia Portfolio Builder funds, Columbia Income Builder funds and Columbia Retirement Plus funds and Columbia Management Investment Advisers, LLC and RiverSource Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.